AMP                                                     EXECUTIVE OFFICES
                                                          NEWS RELEASE
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AMP INCORPORATED *  HARRISBURG, PA 17105  *  717-564-0100  * NYSE SYMBOL: AMP
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IMMEDIATE RELEASE                                Release No.:   95-1
JANUARY 25, 1995                FOR MORE INFORMATION CONTACT:  William Oakland
                                                               (717) 780-6371

FOURTH QUARTER 1994
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Sales -- $1.10 billion, up 26% from $873 million in year-earlier quarter and $1.02 billion in prior quarter

*Earnings per Share -- 96 cents/share, up 41% from 68 cents/share in year-earlier quarter; up 8% from 89 cents in preceding quarter

Backlog -- Down $10 million during quarter to $625 million

YEAR 1994 (PRELIMINARY)
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Sales -- Up 17% to record $4.03 billion from $3.45 billion in 1993

*Earnings per Share -- Up 24% to record $3.52/share from $2.83/share in
1993

Capital Expenditures -- Record $457 million, up from $330 million in
1993

Employment -- Up 3,500 for year to 30,400

OUTLOOK GOOD FOR CONTINUED GROWTH
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TWO-FOR-ONE STOCK SPLIT -- Record date February 6, 1995; distribution
- -----------------------    about March 1, 1995

*DIVIDEND INCREASE -- to 46 cents/share from 42 cents/share quarterly in
- ------------------    1994.  Indicates $1.84/share in 1995 from $1.68/share
                      in 1994 (on current basis before February 6, 1995 2-for-1 stock split)

*Note: Per share figures will be halved after stock split becomes effective

HARRISBURG, PA -- William Hudson, President and CEO, and Chairman James Marley commented on current results and outlook. Fourth quarter 1994 sales were up 26% to a record $1.10 billion from $873 million in the year-earlier period, and exceeded the previous high of $1.02 billion in the third quarter of this year. Earnings also set a new quarterly high
- -- up 41% to 96 cents/share from 68 cents/share in the fourth quarter of 1993 (which was adversely impacted by a negative currency effect and unexpected shortfalls in European and Japanese sales in that quarter). Quarterly earnings/share rose in 1994 from 76 cents in the first, 91 cents in the second, and 89 cents in the third, to a record 96 cents in the fourth quarter.

1994 was a very good year for AMP -- sales up 17% to a record $4.03 billion from $3.45 billion in 1993; earnings up 24% to a record
$3.52/share from $2.83/share in 1993; and further improvement in profit margins, return on assets, and return on shareholders' equity. Growth was very broadbased -- with good sales growth in each region and in virtually all market categories. AMP is fully participating in the broadening economic recovery throughout the world, and is entering a number of new product/market sectors and emerging geographic areas to supplement the good growth prospects of its basic connector business in established markets. Sales have now increased nine consecutive years (through recessions in the U.S., Europe, and Japan) since the severe correction in the U.S. electronics industry in 1985. Earnings/share have strongly recovered from the recession-affected low of $2.45 in 1991 to $2.75 in 1992, $2.83 in 1993, and $3.52 in 1994. Changes
in currency exchange rates are estimated to have added about $60 million (about 1-1/2%) to 1994 sales and a few cents to earnings.

U.S. sales (42% of the total) increased 15% in 1994 to $1.71 billion, following increases of 11% in 1992 and 10% in 1993. Strongest growth was in automotive, communications equipment, and industrial/commercial equipment markets.

Reflecting the strengthening economic recovery, sales were up in Europe in virtually every country and market sector. Sales rose 16% in local currencies and 17% in U.S. dollars to a record $1.23 billion. Strongest growth was in France, Great Britain, Italy and Spain, and in the automotive, telecommunications, and industrial machinery markets. In 1993, reflecting the recession there, sales were up only 1% in local currencies, while down 10% in U.S. dollars because of the strengthening of the U.S. dollar.

Reflecting the recent upturn in the Japanese economy and modest growth in our sales there (nearly two-thirds of the regional sales total), as well as the continued strong economic/market growth throughout the rest of the region, Asia/Pacific sales were up 11% in local currencies and up 18% in U.S. dollars in 1994 to a record $874 million as the U.S. dollar continued its decline against the Japanese yen. Virtually every country and market sector showed good growth. Strongest country growth was Malaysia, South Korea, and Thailand; strongest market growth was in appliance, communication equipment, computers, and consumer electronics. In 1993, reflecting the Japanese recession, regional sales were up only 2% in local currencies, while up 11% in U.S. dollars because of the weakening of the U.S. dollar against the Japanese yen. Sales were down modestly in Japan in 1993, but up strongly in the rest of the region.

Sales in the Americas outside the U.S. were up 29% to a record $213 million, with good growth shown by our subsidiaries in Brazil, Canada, and Mexico. In 1993 sales rose 15%.

The worldwide operating income margin rose to 16.1% from 15.2% in 1993. Pretax and after-tax margins also improved -- from 14.1% and 8.6% in 1993 to 14.8% and 9.2% in 1994. The effective tax rate dropped from 39.0% to 37.8%.

OUTLOOK

The outlook is good for continued growth throughout much of the world. We believe the world is in a stage of broadening economic recovery that should continue throughout 1995 and probably for several more years beyond. Outside the U.S. we expect each region to have similar sales growth in local currencies in 1995 as in 1994. In the U.S. our growth rate could moderate in the second half if U.S. economic growth slows. Overall, if present economic and market growth trends continue and exchange rates are steady, we expect our 1995 worldwide sales growth rate to be similar to 1994 and earnings to set new highs.

Our basic strategy is working. First is to maintain leadership and gain market share in our core connector business (over 90% of sales) where we have nearly a 20% share in a $20 plus billion market expected to grow at a 6-9% annual rate during the rest of the decade.
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
Second is to diversify into logically related product and market areas through internal product developments, acquisitions, minority interest investments, and other strategic alliances. By entering product/market areas such as sensors, cables, cable and wiring assemblies, panel assemblies, electro-optic devices, networking units, premise wiring products, and ATM switching systems, we are adding new markets totaling over $50 billion, and generally growing faster than the connector industry. We are encouraged by our progress on this diversification.

The third strategic element is aggressive, timely expansion into many more geographic markets. Our overseas operations started in 1952 in Canada and France, and now encompass subsidiaries in 35 countries. We plan to continue building capabilities in major emerging markets -- adding sales offices, subsidiaries, and production facilities as needed.

Using this strategy, our goal is to grow better than 1-1/2 times the connector industry's expected annual growth rate of 6-9%. We have outperformed our industry and gained market share. However, to return closer to our historical 14-15% long-term growth rate when sales are now $4 billion requires more extensive leveraging of our basic technical, manufacturing, and marketing capabilities into other related areas where we have low market shares, but high potentials for growth. We will continue our balanced approach of improving current results while steadily building for longer term growth.

We believe the future is very bright for growing use of electrical and electronic equipment in society. The convergence of various technologies is spawning many new products that are increasingly cost effective and user-friendly. With the rising expectations of people throughout the world and the urgent need for much better infrastructure in most countries, the stage is being set for many years of good growth in the markets we now serve or are beginning to address, if favorable economic growth trends continue as generally expected. Our products will participate in these markets in a very diversified way and perform an increasingly critical role.

EXPANSION/ACQUISITIONS/ALLIANCES

Capital expenditures rose to a record $457 million from $330 million in 1993 -- over two-thirds for new equipment and systems. Facilities were enlarged or added in over a dozen countries as we increased floor space over 500,000 sq. ft. to 10.6 million sq. ft. 1995 capital expenditures are expected to be similar to or slightly higher than 1994. Expansion plans for this year include a large engineering facility in the Harrisburg area, our first plant in Ireland (Dublin), a warehouse in Japan, and various plant additions and sales offices throughout the world. Planning continues on a second plant in China to broaden our capabilities in that huge, fast-growing market. Marketing activities are being extended into Indonesia, Pakistan, Vietnam, Eastern Europe, South Africa, and the Middle East.

During the fourth quarter we announced two European acquisitions in our core connector business. During 1994 we also made a number of other small acquisitions and minority interest investments, primarily in non-core diversification business areas.

STOCK SPLIT AND DIVIDEND INCREASE

The Board of Directors declared a two-for-one stock split. The one additional share for each share held on a February 6, 1995 record date will be distributed on or about March 1, 1995. This increases the shares issued to 224.64 million. As authorized under Pennsylvania's Business Corporation Law, the Board also increased the authorized shares of AMP stock to 700 million in proportion to the stock split.

The Board also increased the regular quarterly cash dividend to 46 cents per share, payable March 1, 1995 to shareholders of record February 6, 1995. This new higher rate (on shares before the stock split) indicates a total annual dividend of $1.84 per share for 1995, compared to $1.68 per share in 1994, $1.60 in 1993, and $1.52 in 1992 -- the 42nd consecutive annual increase.

                    -------------------------------

Harrisburg, Pennsylvania-based AMP Incorporated is the world's leading producer of electrical/electronic connection devices. It has 30,400 employees in 185 facilities in the U.S. and 35 other countries. AMP stock is listed on the New York, Pacific and other regional stock exchanges (Symbol -- "AMP").



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